NEWS FOR IMMEDIATE RELEASE
February 26, 2009
CONTACT: Chadwick J. Byrd
(509) 568-7800

Ambassadors Group Declares Quarterly Dividend

Spokane, WA – February 26, 2009

Ambassadors Group, Inc. (NASDAQ: EPAX) (“Company”), a leading provider of educational travel experiences, announced today that its board of directors decreased its quarterly dividend to $0.06 per share from $0.115 per share.  The new dividend will be paid on March 26, 2009, to all common stockholders of record as of March 12, 2009.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, “We are proud to continue our quarterly dividend, which is part of our broader effort to return capital to shareowners in an efficient manner.  Given the unusual economic times, we believe that there may be more efficient mixes of dividend and share buybacks in the near term.  Our balance sheet and ability to generate cash remain key strengths of our organization.”

The Company’s board of directors continually reviews the Company’s dividend policy to ensure compliance with capital requirements, regulatory limitations, the Company’s financial position and other conditions which may affect the Company’s desire or ability to pay dividends in the future.

Business Overview
Ambassadors Group, Inc. is a leading educational travel and online educational research organization that organizes and promotes international and domestic travel programs for students, athletes, and professionals, and provides nearly 8.4 million pages of online content. Our travel programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. Our online content attracts millions of users and advertisers each month. We are headquartered in Spokane, Washington, with associates also in Seattle, Washington and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements
This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 6, 2008 and proxy statement filed April 8, 2008.